Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 20, 2020

Moelis & Company

399 Park Avenue, 5th Floor

New York, New York 10022

Re: Moelis & Company

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Moelis & Company, a Delaware corporation (the “Company”), in connection with the resale by the selling stockholders identified on Schedule A hereto (the “Selling Stockholders”) of up to 537,025 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (“Class A common stock”), issued upon the vesting of certain restricted stock units (the “Units”) previously granted to the Selling Stockholders pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)    the registration statement on Form S-3 (File No. 333-221743) of the Company relating to Class A common stock filed on November 24, 2017, with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)    the prospectus, dated November 24, 2017 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)    the prospectus supplement, dated February 20, 2020 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

Moelis & Company

February 20, 2020

(d)    the Plan;

(e)    an executed copy of a certificate of Osamu R. Watanabe, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)    a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of February 20, 2020, as in effect as of the date hereof and as of February 3, 2015, February 8, 2016, February 7, 2017, January 18, 2018, February 6, 2018, January 17, 2019 and February 5, 2019 (the “Certificate of Incorporation”), and certified pursuant to the Secretary’s Certificate;

(g)    a copy of the Company’s bylaws, as amended and in effect as of the date hereof and as of February 3, 2015, February 8, 2016, February 7, 2017, January 18, 2018, February 6, 2018, January 17, 2019 and February 5, 2019 (the “Bylaws”), certified pursuant to the Secretary’s Certificate; and

(h)    (A) a copy of certain resolutions of the Board of Directors of the Company adopted on February 3, 2015 and February 8, 2016, (B) a copy of a written consent of the Audit Committee of the Board of Directors thereof, dated February 7, 2017, February 6, 2018 and February 5, 2019, and (C) a copy of certain resolutions of Compensation Committee of the Board of Directors thereof, dated January 18, 2018 and January 17, 2019, each as certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

Moelis & Company

February 20, 2020

In rendering the foregoing opinion we have assumed that (i) the Units vested in accordance with the terms and conditions set forth in the Plan and (ii) the issuance of the Shares did not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation, the Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJZ

Schedule A

Selling Stockholder	Total Number of Shares to be Sold
Kenneth Moelis	158,659
Navid Mahmoodzadegan	148,537
Jeffrey Raich	135,466
Eric Cantor	22,347
Elizabeth Crain	29,469
Joseph Simon	25,213
Osamu R. Wantanabe	17,333
Total	537,025